Exhibit 99.1

Contacts:
Heather MacKinnon	Carla Cooper
Responsys Public Relations	Responsys Investor Relations
(415) 278-5437	(650) 452-1484
hmackinnon@responsys.com	ccooper@responsys.com

Oracle Buys Responsys

Creates the World’s Largest Modern Marketing Cloud by Adding Leading B2C Marketing Orchestration Platform

San Bruno, Calif. – December 20, 2013 – Responsys, Inc. (NASDAQ:MKTG) today announced that it has entered into an agreement to be acquired by Oracle for $27.00 per share in cash or approximately $1.5 billion, net of Responsys’ cash.

The addition of Responsys extends Oracle’s Customer Experience Cloud, which includes Commerce, Sales, Service, Social and the Oracle Marketing Cloud. By bringing together Responsys and Oracle Eloqua in the Marketing Cloud, for the first time CMOs that support industries with B2C or B2B business models will be equipped to drive exceptional customer experiences across marketing interactions and throughout the customer lifecycle from a single platform.

The Board of Directors of Responsys has unanimously approved the transaction. The transaction is expected to close in the first half of 2014, subject to Responsys stockholders tendering a majority of Responsys’ outstanding shares and vested equity incentive awards in the tender offer, certain regulatory approvals and other customary closing conditions.

“Recognizing the unique needs of the CMO in B2B and B2C industries, the Oracle Marketing Cloud is now the only platform to unite enterprise-class leaders in these historically distinct marketing-automation fields,” said Mark Hurd, President, Oracle. “Our strategy of combining the leaders across complementary technologies signifies Oracle’s overwhelming commitment to winning and serving the CMO better than any other software company in the world.”

“Responsys has always been focused on helping marketers realize their largest opportunity - coordinating their marketing touch points across channels, across the customer lifecycle, and across industries, and as a part of Oracle, we will only accelerate our efforts,” said Dan Springer, CEO, Responsys. “Oracle not only shares our vision, but is the proven leader in bringing together best-in-class technologies and companies to realize the largest enterprise opportunities. We couldn’t be more excited about what this means for our customers and employees.”

“Oracle customers will benefit from continued R&D investment across the Responsys and Eloqua platforms, ensuring that CMOs in all industries are armed with a best-in-class solution,” said Thomas Kurian, Executive Vice President, Oracle Development. “When combined with the full Oracle Customer Experience Cloud, for the first time, companies will be empowered to orchestrate individualized experiences that extend from Marketing, to Commerce, to Sales, to Service, to Support.”

About Responsys

Responsys (Nasdaq:MKTG) is a leading marketing cloud software and services company. Our mission is to enable the smartest marketing in the digital world. The most respected brands across the globe use the Responsys Interact Marketing Cloud to manage their digital relationships and deliver the right marketing to their customers across email, mobile, social, display and the web. Our customers gain competitive advantage through the automation, individualization, and coordination of cross-channel marketing interactions at massive scale. Founded in 1998, Responsys is headquartered in San Bruno, California and has offices throughout the world. For more information visit: responsys.com.

More information about this statement is available at http://www.responsys.com/oracle.

Additional Information and Where to Find It

This document is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Responsys’ common stock (“Offer”) described in this announcement has not commenced. At the time the Offer is commenced, Oracle, OC Acquisition LLC and a subsidiary of Oracle (the “Merger Subsidiary”) will file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission (“SEC”), and Responsys will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement, as they may be amended from time to time, will contain important information that should be read carefully before any decision is made with respect to the Offer. Those materials and all other documents filed by Responsys or Oracle, OC Acquisition LLC or Merger Subsidiary with the SEC will be available at no charge on the SEC’s web site at www.sec.gov. The Tender Offer Statement on Schedule TO and related materials may be obtained for free by directing requests to ir@responsys.com. The Schedule 14D-9 Solicitation/Recommendation Statement and such other documents may be obtained for free by directing such requests to ir@responsys.com.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements that involve risks and uncertainties concerning the parties’ ability to close the transaction and the expected closing date of the transaction, and reflect management’s best judgment based on factors currently known. Our actual results may differ materially from those discussed here. These risks and uncertainties include, among others: the timing of the closing of the proposed transaction, the outcome of regulatory reviews of the proposed transaction, the ability of the parties to complete the transaction, the ability of the parties to meet the closing conditions, and other risks detailed from time to time in our SEC filings, including our most recent annual report on Form 10-K and most recent quarterly report on Form 10-Q. We disclaim any intention or obligation to publicly update or revise any forward-looking statements, including any guidance, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.